EXHIBIT 3.3
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
COMPRESSCO PARTNERS GP INC.

Compressco Partners GP Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.    The present name of the Company is Compressco Partners GP Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 30, 2008.

2.    That at a meeting of the Board of Directors of the Company on October 17, 2014, the following resolution approving a proposed amendment of the Certificate of Incorporation of the Company was duly adopted:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing Article FIRST thereof so that, as amended, said Article FIRST shall be and read as follows:

“FIRST: The name of the corporation is CSI Compressco GP Inc.”

3.    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Standard Time on December 1, 2014.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on this 19th day of November, 2014.

COMPRESSCO PARTNERS GP INC.

By: /s/Kimberly M. O’Brien___________________
Name: Kimberly M. O’Brien
Title: Assistant Secretary

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